EXHIBIT 4.1

THIRD AMENDMENT
TO
RIGHTS AGREEMENT

THIS THIRD AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is entered into as of February 11, 2011, between EVOLVING SYSTEMS, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY LLC (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement dated as of March 4, 2009, as amended by that certain First Amendment to Rights Agreement dated as of December 10, 2009 and that certain Second Amendment to Rights Agreement dated as of April 20, 2010 (as amended, the “Rights Agreement”); and

WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement in order to change the “Final Expiration Date” to March 1, 2011.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.                                      Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

(a)                                 The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on March 1, 2011 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

2.                                      All other references to “March 4, 2019” as the “Final Expiration Date” in the Rights Agreement, including in Exhibits B and C thereto, are hereby amended to be “March 1, 2011.”

3.                                      All capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

4.                                      The Rights Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms and is ratified and confirmed hereby in all respects.

5.                                      This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.                                      This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.                                      This Amendment and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

8.                                      If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon a determination that any term, provision, covenant or restriction of this Amendment is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

Attest:	EVOLVING SYSTEMS, INC.

/s/ THADDEUS DUPPER
Thaddeus Dupper
President and Chief Executive Officer

/s/ ANITA T. MOSELEY
Anita T.Moseley
Secretary

Attest:	AMERICAN STOCK TRANSFER & TRUST COMPANY LLC

By:	/s/ KARISHMA KADIAN
Print Name:	Karishma Kadian
Title:	Counsel

By:	/s/ SUSAN SILBUR
Print Name:	Susan Silbur
Title:	Assistant Secretary